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Exhibit 5.1

[LETTERHEAD OF APPLEBY]

e-mail: dwaithe@applebyglobal.com
Tyco Electronics Ltd. 2nd Floor 96 Pitts Bay Road Pembroke HM 08 Bermuda	direct dial: Tel 441 298 3578 Fax 441 298 3429 your ref:
appleby ref: DW/bk/72387.238

28 February 2008

Dear Sirs

Tyco Electronics Ltd. (the "Company")

        This opinion as to Bermuda law is addressed to you in connection with the Registration Statement on Form S-4 (the "Registration Statement") and related documents filed by the Company and Tyco Electronics Group S.A., a Luxembourg company (the "Issuer") with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. Pursuant to the Registration Statement, the Issuer will offer to exchange (the "Exchange Offer") new $800,000,000 6.000% Senior Notes due 2012 (the "2012 Notes") for the Issuer's outstanding $800,000,000 6.000% Senior Notes due 2012; new $750,000,000 6.550% Senior Notes due 2017 (the "2017 Notes") for the Issuer's outstanding $750,000,000 6.550% Senior Notes due 2017; and new $500,000,000 7.125% Senior Notes due 2037 (the "2037 Notes") for the Issuer's outstanding $500,000,000 7.125% Senior Notes due 2037 (the 2012 Notes, the 2017 Notes and the 2037 Notes are hereinafter collectively referred to as the "New Notes").

        The New Notes to be issued upon consummation of the Exchange Offer will be so issued pursuant to the Indenture dated as of 25 September 2007 (the "Indenture") as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, each dated as of 25 September 2007 (collectively referred to as the "Supplemental Indentures" and more particularly defined in the Schedule hereto) among the Issuer, the Company (as Guarantor) and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"). The New Notes will be fully and unconditionally guaranteed by the Company (the guarantee of the New Notes being referred to as the "Guarantees").

        For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents") together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:-

(a)
the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)
that each of the Documents and such other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)
the genuineness of all signatures on the Documents;

(d)
the authority, capacity and power of each of the persons, other than the Company, signing the Documents;

(e)
that all representations and factual statements made in the Registration Statement, any of the exhibits thereto, any certificates and any of the Documents examined by us are true, accurate and complete;

(f)
that when filed with the United States Securities and Exchange Commission, the Registration Statement and related documents will not differ in any material respect from the drafts which we have examined;

(g)
that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Guarantees or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Guarantees is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(h)
that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(i)
that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(j)
that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to approve the filing of the Registration Statement and effect entry by the Company into the Documents to which it is a party, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(k)
that each of the Directors of the Company, when the Board of Directors of the Company passed the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the respective best interests of the Company;

(l)
that the Company shall enter into its obligations under the Guarantees in good faith for the purpose of carrying on its business and that, at the time it does so, there will be reasonable grounds for believing that the transactions contemplated by the Guarantees would benefit the Company;

(m)
that the Purchase Agreement, Exchange and Registration Rights Agreement, the Indenture and each Supplemental Indenture constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

(n)
that, when executed and delivered the Guarantees will be in a form which does not differ in any material respect from the drafts which we have examined for the purposes of this opinion; and

(o)
that there are no matters of fact or law (other than matters of Bermuda law) affecting the enforceability of the 2007 Agreements that have arisen since the execution of the 2007 Agreements which would affect the opinions expressed herein.

Opinion

        Based upon and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:-

(1)
The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company is in good standing under the laws of Bermuda.

(2)
All necessary corporate action required to be taken pursuant to Bermuda law by the Company has been taken in order to authorize the execution of the Indenture and Supplemental Indentures and the performance by the Company of its obligations thereunder and to issue and perform the Guarantees contemplated by the Indenture and the Supplemental Indentures for the purposes of the Exchange Offer as described in the Registration Statement.

(3)
The Indenture and the Supplemental Indentures have been duly executed by the Company.

(4)
There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the issue of the Guarantees.

Reservations

We have the following reservations:-

(a)
We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)
In paragraph (1) above, the term "good standing" means that the Company has received a Certificate of Compliance from the Registrar of Companies of Bermuda.

(c)
Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

a.
details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

b.
details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

c.
whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

d.
whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

  e.
  whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

  Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda ("overseas companies") over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(d)
In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(e)
In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

Disclosure

        This opinion is addressed to you in connection with the registration of the New Notes with the United States Securities and Exchange Commission and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

        We also consent to the reference to our Firm under the caption "Legal Matters" in the Registration Statement.

        This opinion speaks as of its date and is strictly limited to the matters stated herein and is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. For the purpose of the opinion to be addressed to you by the law firm of Gibson, Dunn & Crutcher LLP, this opinion may be relied upon by that law firm as if it were addressed to that firm.

        This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

 /s/ Appleby

SCHEDULE

(1)
A draft of the Registration Statement (excluding exhibits other than those specifically mentioned below) received as an attachment to an email from Gibson, Dunn & Crutcher LLP on 21 February 2008.

(2)
A PDF copy of the executed Indenture dated 25 September 2007, among the Issuer, the Company and the Trustee (the "Indenture").

(3)
A PDF copy of an executed First Supplemental Indenture dated 25 September 2007 among the Issuer, the Company and the Trustee (the "First Supplemental Indenture").

(4)
A PDF copy of an executed Second Supplemental Indenture dated 25 September 2007 among the Issuer, the Company and the Trustee (the "Second Supplemental Indenture").

(5)
A PDF copy of an executed Third Supplemental Indenture dated 25 September 2007 among the Issuer, the Company and the Trustee (the "Third Supplemental Indenture").

(the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture are collectively referred to as the "Supplemental Indentures")

(6)
A PDF copy of the executed Purchase Agreement dated 20 September 2007 among the Issuer and the Purchasers named therein (the "Purchase Agreement").

(7)
A PDF copy of the executed Exchange and Registration Rights Agreement dated 25th September 2007 among the Issuer, the Company and the Purchasers named therein (the "Exchange and Registration Rights Agreement").

(the Indenture, the Supplemental Indentures, the Purchase Agreement and the Exchange and Registration Rights Agreement are collectively referred to as the "2007 Agreements")

(8)
a copy of a Secretary's Certificate signed by Harold G. Barksdale, Secretary of the Company dated 25 February 2008 in respect of resolutions of the Board of Directors of the Company passed on 10 July 2007 (the "Resolutions").

(9)
The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 28 February 2008 at 10:30 AM (the "Company Search").

(10)
The entries and filings shown in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 28 February 2008 at 10:30 AM in respect of the Company (the "Litigation Search").

The Company Search and the Litigation Search are collectively referred to as the "Searches").

(11)
Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company (collectively referred to as the "Constitutional Documents").

(12)
A Certificate of Compliance dated 25 February 2008 issued by the Registrar of Companies in respect of the Company.

(13)
A certified copy of the "Foreign Exchange Letter", dated the 10th day of February 2000, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

(14)
A certified copy of the "Tax Assurance" dated the 28th day of February 2000, issued by the Registrar of Companies for the Ministry of Finance in relation to the Company.

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  Exhibit 5.1
SCHEDULE